Exhibit 16.1

Dohan and Company	7700 North Kendall Drive, 200
Certified Public Accountants	Miami, Florida 33156-7578
A Professional Association	Telephone: (305) 274-1366

October 7, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Dear Madams or Sirs:

We have read Item 4.01 of Form 8-K dated October 7, 2009, of Impact Fusion International, Inc. and are in agreement with the statements made with respect to information provided regarding Dohan & Company CPA P.A.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Dohan & Company CPA P.A.

Dohan & Company CPA, P.A.
Miami, Florida
October 7, 2009